CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the following with respect to Post-effective Amendment No. 4 to the Registration Statement (File No. 333-48457) on Form S-6 under the Securities Act of 1933 of Variable Account B of American International Life Assurance Company of New York.

      1. The inclusion in the Prospectus of the financial statements of American International Life Assurance Company of New York of our report dated February 2, 2001 relating to our audits of the financial statements of American International Life Assurance Company of New York.

      2. The inclusion in the Prospectus of Variable Account B of the American International Life Assurance Company of New York of our report dated February 28, 2001 relating to our audit of the financial statements Variable Account B.

      3.    The reference to our firm under the heading " Financial Statements."


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Washington, DC
May 1, 2001